FOR IMMEDIATE RELEASE                         Contact-Guy T. Marcus
July 31, 1997                                 Vice President-Inv.
Rel.
                                              (214) 978-2691
                     HALLIBURTON $75 MILLION NOTES OFFERING
     DALLAS, Texas -- An offering of $75 million principal amount Halliburton Company (NYSE:HAL) 6.3 percent notes due August 5, 2002 under the company's medium-term note program was issued today through the company's agents Merrill Lynch & Co., Lehman Brothers, Morgan Stanley & Co. Incorporated and NationsBanc Capital Markets, Inc. The notes were priced at par.
     Halliburton Company is one of the world's largest diversified energy services, engineering, maintenance, and construction companies. Founded in 1919, Halliburton provides a broad range of energy services and products, industrial and marine engineering and construction services.
                                  # # #
                               Page 5 of 5 Pages
                       The Exhibit Index Appears on Page
4